EXHIBIT 10.17

May 3, 2016

Mr. Roy S. Kim
5929 Glendora Avenue
Dallas, TX  75230

Dear Roy:

Capstead Mortgage Corporation (“Capstead”) has agreed to provide you with the following severance arrangement effective on the date of your acceptance.  Other than certain service conditions, the terms and conditions set forth in this letter agreement mirror those of severance arrangements entered into with a number of other Capstead employees in years past.

In the event your employment is terminated by Capstead for any reason other than those described below, you will receive a Severance Payment based upon the title you hold with Capstead as of the date of your termination.  Your Severance Payment will be calculated as follows:

Title	Effective Date	Severance Pay
Chief Executive Officer President	Effective upon promotion	Three year’s base annual salary, based on salary as of date of termination
Executive Vice President	Effective upon promotion	Two year’s base annual salary, based on salary as of date of termination.
Senior Vice President	Effective upon acceptance of this letter agreement	One and one-half year’s base annual salary, based on salary as of date of termination.

You will not be entitled to any Severance Payment under this letter agreement if: (i) you voluntarily terminate your employment without Good Reason, including your voluntary decision to retire; (ii) you fail to return to work following an approved leave of absence; or (iii) Capstead terminates your employment for Cause.

Roy S. Kim
May 3, 2016

For purposes of this letter agreement, “Cause” means:

(i)	gross negligence in the performance of your duties and responsibilities, which negligence results in material harm to the business, interests, or reputation of the Company;

(ii)	a violation of any material Company policy, including, without limitation, the theft, embezzlement or misappropriation or material misuse of any Company funds or property;

(iii)	any criminal or civil conviction for a crime involving moral turpitude;

(iv)	willful and continued failure to perform your duties and responsibilities; or

(v)	any misconduct that, in the Company’s good faith determination, is materially harmful to the business, interests, or reputation of the Company.

In addition to the determination that your services would no longer be needed, you would also be entitled to your Severance Payment if you voluntarily resign for “Good Reason.”  Good Reason includes:

(i)	a reduction in your base salary at any time during your employment with Capstead;

(ii)	a reduction in your officer grade at any time during your employment with Capstead; or

(iii)	a relocation of your primary place of work as of the date of this letter agreement to a location that requires you to travel from your primary residence to such new location, an additional 50 or more miles each way.

In the event that you voluntarily resign based on a reduction in officer grade or salary, the Severance Payment shall be based upon your officer grade and/or salary in effect immediately before such reduction took place.

The Severance Payment you will receive under this letter agreement is in lieu of any other severance benefits which may otherwise be payable to you, if any, except for any benefits that are required to be provided to you by law.  These benefits are subject to all applicable taxes and other withholding, and will not be “grossed up” or otherwise increased to compensate for such deductions.

Roy S. Kim
May 3, 2016

This letter agreement is not a promise of continued employment.  It does provide you the assurance that should your services no longer be required at the Company, you would be provided a Severance Payment to ease the transition to a new career opportunity.

Sincerely,

Capstead Mortgage Corporation

By:	/s/ANDREW F. JACOBS
Andrew F. Jacobs

Its:	President and Chief Executive Officer

Acceptance:	/s/ROY S. KIM
Roy S. Kim

Date:	May 3, 2016